Exhibit 10.27
KB HOME
CHANGE IN CONTROL SEVERANCE PLAN
(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009)
     KB HOME, a Delaware corporation (the “Company”), has adopted this Change in Control Severance Plan (the “Plan”) for the benefit of certain key employees of the Company. This Plan is effective as of October 4, 2001 and has been amended and restated pursuant to Section 10.3 of the Plan effective January 1, 2009.
     The purposes of the Plan are as follows:
     (1) To reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction arising from the possibility of a Change in Control (as defined below) of the Company;
     (2) To enable and encourage the Company’s management to focus their attention on obtaining the best possible deal for the Company’s shareholders and to make an independent evaluation of all possible transactions, without being diverted by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits;
     (3) To provide severance benefits to any Participant (as defined below) who incurs a termination of employment under the circumstances described herein within a certain period following a Change in Control; and
     (4) To comply with all applicable law, including Section 409A of the Code and related Treasury guidance and regulations, and be operated and interpreted in accordance with this intention.
     1. Defined Terms. For purposes of the Plan, the following terms shall have the meanings indicated below:
     (A) “Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
     (B) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Act.
     (C) “Board” shall mean the Board of Directors of the Company.
     (D) “Cause” shall mean (i) acts of fraud or misappropriation committed by the Participant and intended to result in substantial personal enrichment at the expense of the Company or (ii) repeated violations by the Participant of the Participant’s obligations to the Company which are demonstrably willful and deliberate and which result in material injury to the Company; provided that, in each case, the Participant has received written notice of the described activity, has been afforded a period of 20 days to cure or correct the activity described in the notice, and has failed to cure, correct or cease the activity, as appropriate.
     (E) “Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, as determined in accordance with this Section.
In order for an event described below to constitute a Change in Control with respect to a Participant, except as otherwise provided in part (ii)(b) of this Section, the applicable event must relate to the corporation for which the Participant is providing services, the corporation that is liable for payment of the Participant’s Account Balance (or all corporations liable for payment if more than one), as identified by the Committee in accordance with Section 1.409A-3(i)(5)(ii)(A)(2) of the Treasury Regulations, or such other corporation identified by the Committee in accordance with Section 1.409A-3(i)(5)(ii)(A)(3) of the Treasury Regulations.
In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, the following provisions shall apply:
     (i) A “change in the ownership” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of such corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation, as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations. If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of such corporation, or to have effective control of such corporation within the meaning of part (ii) of this Section, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of such corporation.
     (ii) A “change in the effective control” of the applicable corporation shall occur on either of the following dates:
     (a) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such corporation possessing 30% or more of the total voting power of the stock of such corporation, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations. If a person or group is considered to possess 30% or more of the total voting power of the stock of a corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of such corporation; or
     (b) The date on which a majority of the members of the applicable corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation’s board of directors before the date of the appointment or election, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations. In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Section 1.409A-3(i)(5)(ii) of the Treasury Regulations for which no other corporation is a majority shareholder.
     (iii) A “change in the ownership of a substantial portion of the assets” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions, as determined in accordance with Section 1.409A-3(i)(5)(vii) of the Treasury Regulations. A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations.
     (F) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
     (G) “Committee” shall mean the committee responsible for administering the Plan, as described in Section 3 hereof.
     (H) “Company” shall mean KB HOME, a Delaware corporation, and, except in determining under Section 1(E) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets.
     (I) “Disability” shall mean the Participant’s incapacity due to physical or mental illness to perform his or her full-time duties with the Company for a continuous period of three months or an aggregate of six months in any eighteen-month period.
     (J) “Good Reason” shall mean, without the consent of the Participant, (i) any changes in the duties and responsibilities of the Participant which are materially inconsistent with the duties and responsibilities of the Participant within the Company immediately prior to the Change in Control, (ii) any reduction of the Participant’s salary, aggregate incentive compensation opportunities (excluding any reduction in incentive compensation awards due to the economic performance of the Company) or aggregate benefits, (iii) any required relocation of the Participant’s office beyond a 50 mile radius from the location of the Participant’s office immediately prior to the Change in Control, (iv) any failure by the Company to obtain the assumption of the Plan by a successor of the Company, or (v) the Company’s requiring the Participant to travel materially in excess of the Participant’s business travel obligations prior to the Change in Control.
     (K) “Participants” shall mean those persons who are expressly designated in writing by the Committee from time to time and identified as “Group A Participants” or “Group B

Participants,” as the case may be.
     (L) “Protected Period” shall mean the period beginning on the date of a Change in Control and ending on the date which is eighteen months after the date of such Change in Control.
     (M) “Separation from Service” shall mean a termination of services provided by a Participant to the Company, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:
(i) For a Participant who provides services to the Company as an Employee, except as otherwise provided in part (iii) of this Paragraph, a Separation from Service shall occur when such Participant has experienced a termination of employment with the Company. A Participant shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and the Company reasonably anticipate that either (a) no further services will be performed for the Company after a certain date, or (b) that the level of bona fide services the Participant will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 36 months).
     If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. For purposes of this paragraph, where a leave of absence is due to any physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such 6-month period.
(ii) For a Participant who provides services to the Company as an independent contractor, except as otherwise provided in part (iii) of this

Paragraph, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Company, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and the Company.
(iii) For a Participant who provides services to the Company as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for the Company as both as an employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (i) and (ii) of this Paragraph, respectively. Similarly, if a Participant either (a) ceases providing services for the Company as an independent contractor and begins providing services for the Company as an employee, or (b) ceases providing services for the Company as an employee and begins providing services for the Company as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for the Company in both capacities, as determined in accordance with the applicable provisions set forth in parts (i) and (ii) of this Paragraph.
     Notwithstanding the foregoing provisions in this part (iii), if a Participant provides services for the Company as both an employee and as a director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a director shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee.
(iv) For purposes of this Paragraph, services performed for the Company shall include service performed both for the Company and for any other corporation that is a member of the same “controlled group” of corporations as the Company under Section 414(b) of the Code or any other trade or business (such as a partnership)_that is under common control with the Company as determined under Section 414(c) of the Code, in each case as modified by Treasury Regulation Section 1.409A-1(h)(3) and substituting “at least 50 percent” for “at least 80 percent” each place it appears in Section 1563(a) of the Code or Treasury Regulation Section 1.414(c)-2..
     (N) “Specified Employee” shall mean any Participant who is determined to be a “key employee” (as defined under Section 416(i) of the Code without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Committee in accordance with the methodology specified by resolution of the Board or the Management Development and Compensation Committee of the Board and in accordance with Section 1.409A-1(i) of the Treasury Regulations.
     2. Effective Date of Plan. The original effective date of the Plan was October 4, 2001, and the effective date of the amendment and restatement of the Plan is January 1, 2009 (the “Effective Date”). The Plan shall remain in effect until the earlier of (i) such time as the Company has discharged all of its obligations hereunder, or (ii) the date of the termination of the Plan pursuant to Section 10.3 hereof.
     3. Administration.
     (A) Prior to the date of a Change in Control, the Plan shall be interpreted, administered and operated by the Personnel, Compensation and Stock Plan Committee of the Board; on and after the date of a Change in Control, the Plan shall be interpreted, administered and operated by a committee appointed by a committee of individuals appointed by the Personnel, Compensation and Stock Plan Committee of the Board as such Committee is constituted immediately prior to the Change in Control. In each case, subject to the terms of the Plan, the Committee shall have complete authority, in its sole discretion subject to the express provisions of the Plan, to determine who shall be a Participant, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, the Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
     (B) All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other persons, and the Committee, the Company and the Company’s officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.
     4. Benefits Provided.
     4.1 Termination After Change in Control. (A) Subject to Section 4.2 and 4.3 hereof, if a Participant’s employment with the Company is terminated during the Protected Period (a) by the Company other than for Cause or Disability, or (b) by the Participant for Good Reason, the Company shall, except as provided in Section 4.1(C), pay to each Participant within ten (10) business days after the Participant’s Separation from Service a severance payment (the “Severance Payment”) in an amount determined as follows: (i) in the case of each Group A Participant, a lump sum payment in an amount equal to two (2) times the sum of the Participant’s average annual base salary and the Participant’s average actual annual cash bonus under the Company’s incentive compensation plan, in each case, for the three fiscal years prior to the fiscal year in which the Change in Control occurs and (ii) in the case of each Group B Participant, a lump sum payment in an amount equal to one (1) times the sum of the Participant’s average annual base salary and the Participant’s average actual annual cash bonus under the Company’s Incentive Compensation Plan, in each case, for the three fiscal years prior to the fiscal year in which the Change in Control occurs. In addition, notwithstanding any provisions of the Company’s stock option plans, incentive plans, or other similar plans, all outstanding options, if any, granted to a Participant under any of the Company’s stock option plans, incentive plans, or other similar plans (or options substituted therefor covering the stock of a successor corporation) shall become fully vested and exercisable upon a “Change in Control” or “Change of Ownership,” as such terms are defined in the applicable plan or agreement thereunder, as to all shares of stock covered thereby, and the restricted period with respect to any restricted stock or any other equity award granted to a Participant thereunder shall lapse immediately upon such “Change in Control” or Change of Ownership.” In addition, notwithstanding any provisions of the Company’s Death Benefit Only Life Insurance Plan, each Participant’s interest in such plan shall become fully vested upon a Change in Control. The Severance Payment and other benefits described herein shall be conditioned upon the execution by the Participant of the Company’s standard form general release, in accordance with paragraph (B) of this Section 4.1.
     (B) Notwithstanding anything to the contrary contained in this Plan, a Participant shall not be entitled to receive any Severance Payment or any other benefit under the Plan unless and until the Participant has signed and returned to the Plan Administrator a release (the “Release”) by the deadline established by the Plan Administrator (which shall be no later than 50 calendar days after the Participant’s Separation from Service) and any period during which the Participant may revoke the Release under applicable law or pursuant to the terms of the Release has elapsed.
     (C) If on the date of the Change in Control, a Participant is party to any employment or similar agreement with the Company that provides severance payments or any of the other benefits provided in this Plan, and any terms of that agreement are inconsistent with, or in addition to, the terms of this Plan, the terms of that agreement shall apply to the Participant to the extent of such inconsistent or additional terms. In addition, except as otherwise expressly provided in a written agreement between the Company and the Participant that such severance payments or benefits are to be paid in addition to any payment or benefit described herein, the payment herein shall be reduced by the aggregate amount of any other cash payments in the nature of severance payments or the like that any Employer is obligated to pay to the Participant by any contract, plan, or arrangement other than this Plan.
     4.2 Section 280G. (A) Notwithstanding anything in this Plan to the contrary, in the event that it shall be determined that any payment or benefit to a Group A Participant, whether pursuant to the terms of this Plan or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Group A Participant shall be paid an additional amount (a “Gross-Up Payment”) such that the net amount retained by the Group A Participant after deduction of any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment taxes and excise tax, including any interest and penalties with respect thereto, imposed upon the Gross-Up Payment shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Group A Participant shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Group A Participant’s residence on the date the Payment is made, net of the reduction in federal income taxes that the Group A Participant may obtain from the deduction of such state and local income taxes. Group B Participants shall not be eligible to receive a Gross-Up Payment under this Plan.
     (B) All determinations to be made under this Section 4.2 shall be made by the Company’s independent public accountant immediately prior to the date the Payment is made (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations and workpapers both to the Company and the Group A Participant within ten (10)

days of such date. Any such determination by the Accounting Firm shall be binding upon the Company and the Group A Participant. Within five days after receipt of the Accounting Firm’s determination, the Company shall pay to the Group A Participant the Gross-Up Payment determined by the Accounting Firm.
     (C) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of a Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by the Group A Participant, appropriate adjustments shall be made under this Section 4.2 such that the net amount which is payable to the Group A Participant after taking into account the provisions of Section 4999 of the Code and any interest and penalties shall reflect the intent of the parties as expressed in paragraph (A) of this Section 4.2, in the manner determined by the Accounting Firm. The Group A Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Group A Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Group A Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Group A Participant in writing prior to the expiration of such period that it desires to contest such claim, the Group A Participant shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order effectively to contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Group A Participant harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.2, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may contest the claim in any permissible manner, and the Group A Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Group A Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (D) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in paragraphs (B) and (C) of this Section 4.2 shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to paragraphs (B) and (C) of this Section 4.2, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.
     (E) Pursuant to the requirements of Section 409A of the Code, any payment due to the Group A Participant under this Section 4.2 shall be made no later than the end of the calendar year following the year in which related taxes are remitted to the relevant taxing authority, or, in the case of an audit or litigation that results in no taxes being remitted, no later than the end of the calendar year following the year in which such audit or litigation is completed.
     4.3 Compliance with Section 409A of the Code; Delay in Payments to Specified Employees. Payments under this Plan are intended to comply with Section 409A of the Code (to the extent applicable) and this Plan shall be interpreted consistent with that intent. In the case of a Participant who is a Specified Employee, payment of benefits under Section 4.1 (to the extent subject to Section 409A of the Code) shall not be made sooner than six months following the Participant’s Separation from Service. Any resulting delayed payments shall be made on the first day of the seventh month following the date of the Participant’s Separation from Service.
     5. Termination Procedures.
     5.1 Notice of Termination. Any purported termination of a Participant’s employment following a Change in Control (other than by reason of death) shall be communicated by written Notice of Termination from one party to the other party in accordance with Section 8 hereof. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. Further, no termination for Cause shall be effective without (i) reasonable notice to the Participant setting forth the reasons for the Company’s intention to terminate, and (ii) an opportunity for the Participant to cure or correct any such breach within twenty (20) days after receipt of such notice. Notwithstanding anything contained herein, no termination for Good Reason shall be effective unless (i) the Participant has delivered to the Company a Notice of Termination in accordance with this Section 5.1 within thirty (30) days after the occurrence of the event or circumstance which constitutes Good Reason under Section 1(J) hereof, and (ii) the Company has been afforded an opportunity to cure or correct such event or circumstance within twenty (20) days after receipt of such notice.
     5.2 Date of Termination. “Date of Termination,” with respect to any purported termination of a Participant’s employment (other than by reason of the Participant’s death or Disability), shall mean the date specified in the Notice of Termination (which shall be within thirty (30) days from the date such Notice of Termination is given).
     5.3 Covenants. The Participant agrees that, in order for the Participant to be eligible to receive the Severance Payment and other benefits described herein, the Participant must comply with the covenants set forth in paragraphs (A) and (B) of this Section 5.3. In the event that a Participant breaches or violates any provision of paragraphs (A) and (B) of this Section 5.3, the Participant shall forfeit any right and interest of the Participant to receive any Severance Payment or other benefit described herein and the Participant shall promptly refund to the Company all payments received under Section 4.1(A).

     (A) The Participant hereby agrees that, upon termination of the Participant’s employment with the Company, the Participant shall not discuss or use any confidential and/or secret information of a proprietary nature which is not otherwise publicly available.
     (B) The Participant hereby agrees that, for a period commencing on the Date of Termination and terminating on the first anniversary thereof, the Participant shall not, either on the Participant’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 5.3(B).
     6. No Mitigation. The Company agrees that, in order for a Participant to be eligible to receive the Severance Payment and other benefits described herein, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 4 hereof. Further, the amount of any payment or benefit provided for in this Plan hereof shall not be reduced by any compensation or income earned by the Participant as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.
     7. Successors.
     7.1 (A) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Plan and all obligations of the Company hereunder in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place.
          (B) This Plan shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, but without the prior written consent of the Participants this Plan may not be assigned other than in connection with the merger or sale of substantially all of the business and/or assets of the Company or similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of the Company hereunder.
     7.2 This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant shall die while any amount would still be payable to such Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if such Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of such Participant’s estate.
     8. Notices. For the purpose of this Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to a Participant, to the address on file with the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
KB Home
10990 Wilshire Boulevard
Los Angeles, California 90024
Attention: Senior Vice President, Human Resources
     9. Claims Procedures; Expenses.
     9.1 Claim for Benefits. A Participant may file with the Committee a written claim for benefits under the Plan if the Participant believes that the Company has not paid the Participant all amounts due under the Plan. The Committee shall, within a reasonable time not to exceed ninety (90) days, unless special circumstances require an extension of time of not more than an additional ninety
     (90) days (in which event a Participant will be notified of the delay during the first ninety (90) day period), provide adequate notice in writing to any Participant whose claim for benefits shall have been denied, setting forth the following in a manner calculated to be understood by the Participant: (i) the specific reason or reasons for the denial; (ii) specific reference to the provision or provisions of the Plan on which the denial is based; (iii) a description of any additional material or information required to perfect the claim, and an explanation of why such material or information is necessary; and (iv) information as to the steps to be taken in order that the denial of the claim may be reviewed. If written notice of the denial of a claim has not been furnished to a Participant, and such claim has not been granted within the time prescribed in this Section 9.1 (including any applicable extension), the claim for benefits shall be deemed denied.
     9.2 Appeal of Denial. (A) A Participant whose claim for benefits shall have been denied in whole or in part, may, within sixty (60) days from either the receipt of the denial of the claim or from the time the claim is deemed denied (unless the notice of denial grants a longer period within which to respond), appeal such denial to the Committee. In the event of a claim, the Participant may, upon request, at this time review documents pertinent to his claim and may submit written issues and comments.
     (B) The Committee shall notify a Participant of its decision within sixty (60) days after an appeal is received, unless special circumstances require an extension of time of not more than an additional sixty (60) days (in which event a Participant will be notified of the delay during the first sixty (60) day period). Such decision shall be given in writing in a manner calculated to be understood by the Participant and shall include the following: (i) specific reasons for the decision; and (ii) specific reference to the provision or provisions of the Plan on which the decision is based.
     9.3 Expenses, Legal Fees. If a Participant commences a legal action to enforce any of the obligations of the Company under this Plan and it is ultimately determined that the Participant is entitled to any payments or benefits under this Plan, the Company shall pay the Participant the amount necessary to reimburse the Participant in full for all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Participant with respect to such action.
     10. Miscellaneous.
     10.1 No Waiver. No waiver by the Company or any Participant, as the case may be, at any time of any breach by the other party of, or of any lack of compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All other plans, policies and arrangements of the Company in which the Participant participates during the term of this Plan shall be interpreted so as to avoid the duplication of benefits paid hereunder.
     10.2 No Right to Employment. Nothing contained in this Plan or any documents relating to the Plan shall (i) confer upon any Participant any right to continue in the employ of the Company or a subsidiary, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with the right of the Company to terminate the Participant’s employment at any time, with or without Cause.
     10.3 Termination and Amendment of Plan. Prior to a Change in Control, the Board shall have the right to amend or terminate the Plan and to add or remove Participants from time to time, in its sole and absolute discretion. From and after the date of a Change in Control, the Board shall not have the right to terminate the Plan or amend it in any manner which adversely affects the rights of any Participant unless the Company has obtained the prior written consent of each affected Participant. Notwithstanding the foregoing, the Plan shall automatically terminate on the date following the termination of the Protected Period, provided that all obligations accrued by Participants prior to such termination of the Plan must be satisfied in full in accordance with the terms hereof.
     10.4 Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
     10.5 Tax Withholding. All amounts payable hereunder shall be subject to applicable federal, state and local tax withholding.
     10.6 Delaware Law. This Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware (without regard to the conflicts of laws principles thereof), to the extent not preempted by federal law, which shall otherwise control.

     10.7. Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect. If this Plan shall for any reason be or become unenforceable by either party, this Plan shall thereupon terminate and become unenforceable by the other party as well.